Exhibit 99.1

MDU Resources Appoints Darrel T. Anderson to Board of Directors

BISMARCK, N.D. — Nov. 17, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today announced that Darrel T. Anderson has been appointed to the company’s board of directors.

Anderson previously was the president and CEO of IDACORP and Idaho Power Company, an integrated electric utility serving customers in Idaho and Oregon. Anderson first joined Idaho Power in 1996 and held positions of increasing authority, including executive vice president of administrative services and chief financial officer. He served as president and CEO from 2014 until he retired in 2020.

“As we work toward transforming MDU Resources into a pure-play regulated energy delivery business, Darrel’s financial and leadership experience in the regulated utility industry will enhance the existing expertise on our board,” said Dennis W. Johnson, chair of MDU Resources board of directors. “His experience with risk oversight and human resources management also will complement our attention to diversity and workforce development within MDU Resources.”

Anderson, in addition to his general responsibilities on the board, will serve on the Compensation Committee and the Environmental and Sustainability Committee.

Anderson holds a bachelor’s degree in accounting and finance from Oregon State University and is a graduate of Harvard University’s Advanced Management Program.

On Nov. 2, MDU Resources announced its intent to spin off its construction services business, MDU Construction Services Group, with the objective of making MDU Resources a pure-play regulated energy delivery business. The spinoff is expected to be complete in late 2024.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Exhibit 99.1
Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the future state of MDU Resources and the planned spinoff of MDU Construction Services Group, as well as comments by the chair of MDU Resources’ board of directors, are expressed in good faith and are believed by MDU Resources to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources' most recent Form 10-K and 10-Q.

Investor Contact: Brent Miller, assistant treasurer, 701-530-1730
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095